EXHIBIT 99.1
Earnings Release - Second Quarter 2026

SACHEM CAPITAL REPORTS
SECOND QUARTER 2026 RESULTS

– Provides Update on Pending Asset Contribution Transaction with Industrial Realty Group (IRG) –
– Significant Leases Signed by IRG Representing 9.3 Million Square Feet –

BRANFORD, Conn., August 5, 2026 (GLOBE NEWSWIRE) -- Sachem Capital Corp. (NYSE American: SACH) (“Sachem” or the “Company”), a real estate lender specializing in originating, underwriting, funding, servicing, and managing a portfolio of loans secured by first mortgages on real property, today announced its financial results for the quarter and six months ended June 30, 2026 and provided an update on the pending asset contribution transaction with Industrial Realty Group (“IRG”).

John Villano, CPA, Sachem’s Chief Executive Officer, commented, “We completed another quarter of taking steps to diligently reposition our loan portfolio while working to progress on the announced combination with Industrial Realty Group. This transformational transaction is expected to deliver an immediate and durable strategic reset for Sachem shareholders upon closing. We believe the combination of IRG's high‑quality, diversified income-producing industrial real estate portfolio, with sizable embedded growth from near‑term occupancy upside and mark to-market opportunities, combined with Sachem's established real estate capital solutions platform, will create long-term value after the transaction is completed.”

Contribution Agreement with Industrial Realty Group Global, LLC

As previously announced, the Company and IRG, a private real estate development and investment firm specializing in the acquisition, development and management of commercial and industrial real estate throughout the United States, entered into a definitive contribution agreement under which IRG will contribute 98 industrial assets (“the Contribution Portfolio”) from its 200-asset portfolio owned by IRG and/or its partners to Sachem, and once completed, the combined company will operate as IRG Realty Trust, Inc. ("IRGT").

Upon closing, IRGT is expected to own 98 industrial properties having a gross real estate asset value of $2.9 billion, plus Sachem's approximately $473 million of total assets in direct and indirect mortgage loans, investments in developmental and owned real estate, and other assets. IRGT is expected to have an implied enterprise value of approximately $3.4 billion, positioning IRGT as a top‑10 publicly listed industrial REIT based on enterprise value. IRGT will focus on mission‑critical industrial infrastructure supporting manufacturing and distribution users. The assets not being contributed will continue to be owned and operated by IRG's existing private business, Industrial Realty Group, LLC.

Earnings Release - Second Quarter 2026
Industrial Realty Group Transaction and Portfolio Update

•Approximately 9.3 million square feet of new and renewal leases were signed, representing $44.9 million of Annual Base Rent (“ABR”) during the second quarter 2026 through July 31, 2026.
•Included in the above, 4.3 million square feet of new leases were signed representing $23.1 million of ABR.
•Notable new leases include 1.8 million square feet at Shreveport Business Park, bringing the park to 100% occupancy, and a full-building lease of approximately 0.5 million square feet at Merced Cooper.
•Sachem and IRG continue to work through the requirements to complete the transaction, including preparation of pro forma financial statements and the filing of the Proxy Statement, which will provide additional detail regarding the portfolio and the transaction.

For additional information on the Contribution Agreement, see the Company's Current Report on Form 8-K filed with the SEC on May 18, 2026.

Portfolio and Asset Management Updates

Coconut Grove, Florida. Subsequent to June 30, 2026, one of the loans to the related-party joint venture was repaid in full following the sale of the underlying Coconut Grove, Florida residence. The residence sold for gross sale proceeds of approximately $7.5 million and generated net sale proceeds of approximately $7.0 million. The Company received approximately $7.0 million in cash to repay the associated loan in full. Of the two remaining residences, one is complete and actively marketed for sale, and the other is expected to be completed and placed on the market during the fourth quarter of 2026.

Vela Cove—Naples, Florida. Through the date of this release, we completed improvements to the common areas of the completed North Building, including the rooftop and pool, and rebranded the project, formerly known as The Nautilus, as Vela Cove. We engaged a new marketing and listing team for the three completed North Building residences and for pre-sales of the four planned South Building residences. We reengaged the South Building architect under a comprehensive agreement covering completion and coordination of the construction plans, and that work is underway. We also completed negotiations with the selected general contractor and currently expect substantive construction work on the South Building parcel to commence in early fourth quarter 2026. Urbane Capital, our in-house asset management and development platform, continues to oversee the development and monetization of the project.

Sachem’s Results of Operations for the Quarter Ended June 30, 2026

Net interest income was $1.7 million compared to $2.2 million in the second quarter of 2025. The year-over-year change was primarily due to a $0.2 million reduction in interest income from loans as average performing loan balances were lower by $8.4 million. As the Company

Earnings Release - Second Quarter 2026
continued to reduce its limited liability company investments, interest income from limited liability investments decreased $0.1 million while interest expense increased $0.2 million due to higher average borrowing rates. Utilizing the performing loans held for investment balance for the quarter end of $254.3 million, the effective interest rate on loans held for investment was 11.4%. Comparatively, using the average performing loans held for investment balance for the prior quarter of $262.7 million, the effective interest rate on loans held for investment was also 11.4%.

The Company’s net interest margin was 1.9% for the second quarter, compared to 2.3% for the second quarter 2025. Net interest margin represents net interest income, calculated as interest income less interest expense, expressed as a percentage of average loans held for investment outstanding for the applicable period. The change in net interest margin reflects both structural and cyclical factors. Structurally, refinancing activity during 2025 increased the weighted average cost of capital. Cyclically, lower average earning assets reduced interest-earning balances.

Provision for credit losses related to loans held for investment was $2.6 million, compared with $0.9 million in the second quarter of 2025. The current-quarter provision was concentrated in three specific loans, which accounted for approximately $2.7 million of loan-specific provision activity, partially offset by an approximately $0.1 million net decrease in the collective reserve for the remaining portfolio and other loan-specific reserves. The loan-specific activity included approximately $0.7 million associated with charge-offs of related receivable balances in connection with the foreclosure process and transfer of collateral securing one of the loans to real estate owned.

Total other income was $1.4 million compared to $3.3 million in the same quarter last year, primarily due to decline in fee income on loans due to lower new loan origination volume, and decrease in other income from no rent revenue recognized on the Westport, CT investments in developmental real estate during 2026 as those investments were sold in December 2025.

Total operating costs and expenses for the second quarter of 2026 were $5.9 million compared to $3.7 million in the same quarter last year. The primary change was related to transaction expenses as discussed further below.

•Compensation and employee benefits were $1.9 million, compared to $1.8 million in the same quarter last year, reflecting strategic additions to personnel during 2025 and performance-based compensation adjustments including non-cash stock-based compensation.
•General and administrative expenses were $1.4 million, versus $1.3 million from the same quarter last year, primarily due to additional costs associated with our investments in developmental real estate and real estate owned, as well as increases in professional costs and director fees.
•Transaction expenses were $2.6 million, which are associated with the contribution transaction with IRG and as more particularly described in recent SEC filings. Additional material costs are expected to be incurred until that transaction closes.

Earnings Release - Second Quarter 2026
•Non-cash impairment loss on real estate was $0.3 million related to specific property-level valuation adjustments following updated market data and liquidation timelines.
•Gain on sale of investments in developmental real estate, real estate owned and property and equipment, net was $0.5 million, reflecting gains realized on the disposition of select real estate assets and developmental projects driven by improved value creation execution relative to carrying value and successful asset repositioning, whereas the same quarter last year included more limited disposition activity.

Net loss attributable to common shareholders for the second quarter of 2026 was $6.5 million, or $0.14 per common share, compared to net income attributable to common shareholders of $0.8 million, or $0.02 per common share for the second quarter of 2025. The current-quarter loss was significantly affected by the $2.6 million provision for credit losses described above and $2.6 million of transaction expenses associated with the pending contribution transaction.

Balance Sheet

At quarter end, total assets were $472.9 million compared to $460.0 million as of December 31, 2025, and total liabilities were $314.1 million compared to $285.1 million as of December 31, 2025.

Total indebtedness at quarter end was $306.3 million. This includes $172.0 million of unsecured notes payable (net of $1.2 million of deferred financing costs), $96.8 million of senior secured notes payable (net of $3.2 million of deferred financing costs), $36.5 million outstanding on a $50.0 million revolving credit facility and $0.9 million of outstanding principal on a loan secured by a mortgage on the Company’s office building.

Total shareholders’ equity as of June 30, 2026, was $158.8 million compared to $174.9 million as of December 31, 2025.

Book value per common share

Book value per common share as of June 30, 2026, was $2.11, as compared to $2.46 as of December 31, 2025. This change was primarily due to cash dividends declared and paid for the six months ended June 30, 2026 on issued and outstanding common shares and shares of Series A Preferred Stock totaling $5.1 million, or $0.11 per common share, and net loss for the six months ended June 30, 2026 of $11.5 million, or $0.24 per common share.

This six month period's net loss impacting the book value per common share was materially due to 1) the non-cash discounted cash flow fair value adjustment on loan restructuring recorded in provision for credit losses related to loans held for investment of $3.9 million, or $0.08 per common share, 2) contribution transactional expenses of $4.2 million or $0.09 per common share, and 3) the second-quarter provision for credit losses related to loans held for investment of $2.6 million, or approximately $0.05 per common share, which was concentrated in three specific loans as described earlier. The aggregate impact of these events is $10.7 million, or $0.22 per common share of book value.

Earnings Release - Second Quarter 2026
Dividends

The Company currently operates and qualifies as a Real Estate Investment Trust (REIT) for federal income tax purposes and intends to continue to qualify and operate as a REIT. Under federal income tax rules, a REIT is required to distribute a minimum of 90% of taxable income each year to its shareholders, and the Company intends to comply with this requirement for the current year.

On June 30, 2026, the Company paid a dividend of $0.484375 per share to the holders of its Series A Preferred Stock and $0.01 per share to its common shareholders of record on June 15, 2026.

About Sachem Capital Corp

Sachem is a mortgage REIT that specializes in originating, underwriting, funding, servicing, and managing a portfolio of loans secured by first mortgages on real property. It offers short-term (i.e., one to three years), secured, nonbanking loans to real estate investors to fund their acquisition, renovation, development, rehabilitation, or improvement of properties. The Company’s primary underwriting criteria is a conservative loan to value ratio. The properties securing the loans are generally classified as residential or commercial real estate and, typically, are held for resale or investment. Loans are secured by mortgage liens on real estate and often are personally guaranteed by the principal(s) of the borrower. The Company also makes opportunistic real estate purchases apart from its lending activities.

Forward Looking Statements

This press release includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “seek,” “intend,” “believe,” “may,” “might,” “will,” “should,” “could,” “likely,” “continue,” “outlook,” “design,” and the negative of such terms and other words and terms of similar expressions are intended to identify forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the proposed transaction with IRG (the “Transaction”) and expected timing, terms, structure and completion thereof; the expected ownership, governance, management, business strategy and market position of the combined company; the expected benefits of the Transaction, including anticipated future financial and operating results, accretion, growth rates, revenue, NOI, cash flow generation, cost-of-capital improvements, liquidity, deleveraging, leverage targets and risk-adjusted returns; the expected gross asset value, enterprise value, portfolio composition, industrial REIT ranking, mark-to-market rent growth, acquisition and development opportunities and lending strategy of the combined company; and Sachem’s, IRG’s and the combined company’s plans, objectives, expectations and intentions. These statements are based on current expectations, estimates and projections about the industry, markets in which Sachem and IRG operate, management’s beliefs, assumptions made by management and the transactions described in this press release. While Sachem’s management believes the assumptions underlying the forward-looking statements and information are reasonable, such information is necessarily subject to

Earnings Release - Second Quarter 2026
uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. These risks include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the contribution agreement; (2) the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Transaction that may be instituted against the parties and others following announcement of the Transaction; (3) the inability to consummate the Transaction within the anticipated time period, or at all, due to any reason, including the failure to obtain the requisite shareholder approval, failure to obtain required regulatory approvals, the failure to obtain debt financing on the terms or timing expected, or at all, or the failure to satisfy other conditions to completion of the Transaction; (4) risks that the proposed Transaction disrupts current plans and operations of Sachem or diverts management’s attention from its ongoing business; (5) the ability to recognize the anticipated benefits of the Transaction; (6) the amount of the costs, fees, expenses and charges related to the Transaction; (7) the risk that the contribution agreement may be terminated in circumstances requiring Sachem to pay a termination fee; (8) the effect of the announcement of the Transaction on the ability of Sachem to retain and hire key personnel and maintain relationships with its borrowers and others with whom it does business; (9) the effect of the announcement of the Transaction on Sachem’s operating results and business generally; (10) the risk that Sachem’s stock price may decline significantly if the Transaction is not consummated; and (11) the other risks and important factors contained and identified in Sachem’s filings with the SEC, such as Sachem’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, as well as Sachem’s subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed from time to time, any of which could cause actual results to differ materially from the forward-looking statements in this press release.

There can be no assurance that the Transaction will in fact be consummated. We caution investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this press release. Sachem undertakes no obligation or duty to update or revise any of these forward-looking statements after the date of this press release, nor to conform prior statements to actual results or revised expectations, and Sachem does not intend to do so.

Additional Information and Where to Find It

This press release does not constitute a solicitation of any vote or approval or an offer to sell or the solicitation of an offer to buy any securities in connection with the Transaction. In connection with the proposed Transaction, Sachem will file a proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”), which Sachem will furnish, together with any other relevant documents, to its shareholders in connection with the special meeting of Sachem shareholders to vote on the Transaction (the “Sachem Shareholder Meeting”). This press release is not a substitute for the Proxy Statement or any other document that Sachem may file with the SEC or send to its shareholders in connection with the Transaction. BEFORE MAKING ANY VOTING DECISION, WE URGE SHAREHOLDERS TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY

Earnings Release - Second Quarter 2026
WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SACHEM AND THE PROPOSED TRANSACTION. The proposals for the Transaction will be made solely through the Proxy Statement. In addition, a copy of the Proxy Statement (when it becomes available) may be obtained free of charge from the Investor Relations Department of Sachem at Investor Relations, 568 East Main Street, Branford, CT 06405. Security holders also will be able to obtain, free of charge, copies of the Proxy Statement and any other documents filed by Sachem with the SEC in connection with the proposed Transaction at the SEC’s website at http://www.sec.gov and at Sachem’s website at https://www.sachemcapitalcorp.com/.

Participants in the Solicitation

The directors and executive officers of Sachem, and certain directors, managers, officers and other members of management of IRG and its affiliates, may be deemed to be participants in the solicitation of proxies in connection with the approval of the proposed Transaction. Information regarding Sachem’s directors and executive officers and their respective interests in Sachem by security holdings or otherwise is available in its most recent Annual Report on Form 10-K filed with the SEC (available here). Additional information regarding the interests of such potential participants is or will be included in the Proxy Statement and other relevant materials to be filed with the SEC when they become available, including in connection with the solicitation of proxies to approve the proposed Transaction.

Investor & Media Contact:
Email: investors@sachemcapitalcorp.com

Earnings Release - Second Quarter 2026
SACHEM CAPITAL CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	June 30, 2026	December 31, 2025
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$ 28,819	$ 10,924
Investment securities (at fair value)	803	936
Loans held for investment (net of deferred loan fees of $1,753 and $2,230)	335,804	375,188
Allowance for credit losses	(13,491)	(11,510)
Loans held for investment, net	322,313	363,678
Interest and fees receivable (net of allowance of $1,233 and $2,598)	3,975	4,116
Due from borrowers (net of allowance of $2,043 and $1,084)	4,413	6,978
Real estate owned (net of impairment of $1,028 and $1,110)	20,968	16,402
Investments in limited liability companies	34,237	39,132
Investments in developmental real estate, net	45,536	9,719
Property and equipment, net	3,043	3,160
Other assets	8,793	5,002
Total assets	$ 472,900	$ 460,047

Liabilities and Shareholders’ Equity
Liabilities:
Notes payable (net of deferred financing costs of $1,213 and $1,905)	$ 172,041	$ 171,349
Senior secured notes payable (net of deferred financing costs of $3,152 and $3,427)	96,848	86,573
Mortgage payable	873	917
Lines of credit	36,500	19,000
Accounts payable and accrued liabilities	4,727	3,255
Advances from borrowers	3,119	4,016
Total liabilities	314,108	285,110

Commitments and Contingencies - Note 14

Shareholders’ equity:
Preferred shares - $0.001 par value; 5,000,000 shares authorized; 3,332,000 shares designated as Series A Preferred Stock; 2,312,758 shares of Series A Preferred Stock issued and outstanding at June 30, 2026 and December 31, 2025, respectively	2	2
Common Shares - $0.001 par value; 200,000,000 shares authorized; 47,954,632 and 47,684,955 issued and outstanding at June 30, 2026 and December 31, 2025, respectively	48	48
Additional paid-in capital	258,332	257,905
Cumulative net earnings	30,372	41,826
Cumulative dividends paid	(129,962)	(124,844)
Total shareholders’ equity	158,792	174,937
Total liabilities and shareholders’ equity	$ 472,900	$ 460,047

Earnings Release - Second Quarter 2026

SACHEM CAPITAL CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Interest income from loans	$ 7,252	$ 7,482	$ 16,006	$ 15,370
Interest income from limited liability company investments	750	859	1,608	2,801
Interest expense and amortization of deferred financing costs	(6,328)	(6,139)	(12,387)	(12,233)
Net interest income	1,674	2,202	5,227	5,938
Provision for credit losses related to loans held for investment	(2,551)	(925)	(7,923)	(1,977)
Change in valuation allowance related to loans held for sale	—	1,043	—	1,047
Net interest (loss) income after provision for credit losses related to loans held for investment and changes in valuation allowance related to loans held for sale	(877)	2,320	(2,696)	5,008
Other income
Fee income from loans	1,146	1,771	2,438	3,196
Income from limited liability company investments	71	119	176	229
Other investment income	4	12	7	17
Gain (loss) on equity securities	7	821	(133)	696
Other income	134	532	277	604
Total other income	1,362	3,255	2,765	4,742
Operating expenses
Compensation and employee benefits	(1,937)	(1,821)	(4,075)	(3,592)
General and administrative expenses	(1,450)	(1,304)	(3,413)	(2,659)
Transaction expenses	(2,567)	—	(4,175)	—
Impairment loss on real estate	(288)	—	(191)	—
Gain on sale of investments in developmental real estate, real estate owned, and property and equipment, net	475	131	671	131
Other expenses	(95)	(694)	(340)	(839)
Total operating expenses	(5,862)	(3,688)	(11,523)	(6,959)
Net (loss) income	(5,377)	1,887	(11,454)	2,791
Preferred stock dividends	(1,120)	(1,118)	(2,240)	(2,235)
Net (loss) income attributable to common shareholders	$ (6,497)	$ 769	$ (13,694)	$ 556

Basic and diluted (loss) income per common share	$ (0.14)	$ 0.02	$ (0.29)	$ 0.01
Basic and diluted weighted average number of common shares outstanding	47,281,931	46,875,187	47,230,349	46,830,215

Earnings Release - Second Quarter 2026

SACHEM CAPITAL CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in thousands)

	Six Months Ended
	June 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$ (11,454)	$ 2,791
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Amortization of deferred financing costs	1,035	1,101
Depreciation and amortization expense	152	234
Stock-based compensation	427	428
Provision for credit losses related to loans held for investment	7,923	1,977
Change in valuation allowance related to loans held for sale	—	(1,047)
Impairment loss on real estate owned	191	—
Gain on sale of real estate owned and property and equipment, net	(671)	(131)
Loss (gain) on equity securities	133	(696)
Change in deferred loan fees	(477)	681
Changes in operating assets and liabilities:
Interest and fees receivable, net	(332)	(462)
Other assets	310	(1,010)
Due from borrowers, net	(448)	(2,277)
Accounts payable and accrued liabilities	1,355	(996)
Advances from borrowers	(897)	99
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(2,753)	692

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from the sale of investment securities	—	1,174
Purchase of interests in limited liability companies	(721)	(5,731)
Proceeds from investments in limited liability companies	5,616	10,963
Proceeds from sale of real estate owned	2,402	1,559
Purchase of property and equipment	—	(43)
Investments in developmental real estate	(1,104)	(1,022)
Proceeds from sale of investments in developmental real estate	1,215	—
Principal disbursements for loans	(79,308)	(80,952)
Principal collections on loans	70,360	71,394
NET CASH USED IN INVESTING ACTIVITIES	(1,540)	(2,658)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from lines of credit	38,500	36,100
Repayments on lines of credit	(21,000)	(49,862)
Proceeds from repurchase agreements	—	11,693
Repayments of repurchase agreements	—	(30,959)
Repayment of mortgage payable	(44)	(42)
Dividends paid on common shares	(2,878)	(4,728)
Dividends paid on Series A Preferred Stock	(2,240)	(2,235)
Proceeds from issuance of Senior Secured Notes	10,000	50,000
Payments of deferred financing costs	(150)	(3,593)
NET CASH PROVIDED BY FINANCING ACTIVITIES	22,188	6,374
NET INCREASE IN CASH AND CASH EQUIVALENTS	17,895	4,408
CASH AND CASH EQUIVALENTS – BEGINNING OF PERIOD	10,924	18,066
CASH AND CASH EQUIVALENTS – END OF PERIOD	$ 28,819	$ 22,474